Exhibit (a)(15)

FOR IMMEDIATE RELEASE

CONTACT

Meg Maise (Corporate Press/Investor Relations)

Take-Two Interactive Software, Inc.

(646) 536-2932

meg.maise@take2games.com

Brunswick Group

Steve Lipin/Nina Devlin

(212) 333-3810

taketwo@brunswickgroup.com

TAKE-TWO INTERACTIVE SOFTWARE, INC. RESPONDS TO ELECTRONIC ARTS’
EXTENSION OF TENDER OFFER

New York, NY— May 19, 2008 — Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today responded to Electronic Arts Inc.’s (NASDAQ:ERTS) announcement that it is extending for a third time its unsolicited conditional tender offer to acquire all of Take-Two’s outstanding shares.

As reported by EA, only 6,210,261 of Take-Two’s outstanding shares, or approximately 8.0% of the total, tendered into EA’s offer as of 5:00 p.m. Eastern time on May 16, 2008.

Strauss Zelnick, Chairman of the Board of Take-Two, commented, “This is the same highly conditional proposal that EA offered Take-Two stockholders on March 13, 2008, which our Board of Directors thoroughly reviewed and unanimously determined to be inadequate and contrary to the best interests of Take-Two’s stockholders.  As such, the recommendation of our Board of Directors that stockholders not tender their shares to EA remains unchanged. The Board is committed to maximizing stockholder value and is exploring all strategic alternatives to do so. We said we were willing to begin formal discussions with interested parties on April 30, following the launch of Grand Theft Auto IV, and we have in fact begun that process. We are confident in the significant growth potential of Take-Two and in the unique value of our business given our strong position in this growing and dynamic industry.”

Ben Feder, Take-Two’s Chief Executive Officer, added, “EA’s highly conditional offer fails to compensate our stockholders for our exceptional portfolio of intellectual property, world-class creative resources, and our successful revitalization initiatives. In the last several weeks, our strategy and Take-Two’s value have been vividly demonstrated by two notable events. The record-breaking sales performance of Grand Theft Auto IV in its first week of release confirmed its status as the most successful video game launch of all time and as a blockbuster on par with any entertainment product ever released. We have also just announced an agreement with Universal Pictures to make BioShock, the universally acclaimed hit video game, into a feature film, demonstrating how Take-Two is delivering value from our powerful and wholly-owned intellectual property.  The small number of shares tendered into EA’s offer to date demonstrates that our stockholders agree with what our Board has maintained from the beginning: EA’s proposal undervalues our Company.”

For more information, please visit www.taketwovalue.com.

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC,  PLAYSTATION®3 and PlayStation®2 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox 360® and Xbox® video game and entertainment systems from Microsoft, Wii™, Nintendo GameCube™, Nintendo DS™ and Game Boy® Advance. The Company publishes and develops products through its wholly owned labels Rockstar Games, 2K Games, 2K Sports and 2K Play, and distributes software, hardware and accessories in North America through its Jack of All Games subsidiary. Take-Two’s common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Important Legal Information

In connection with the tender offer commenced by Electronic Arts Inc., the Company has filed with the Securities Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. The Company’s stockholders should read carefully the Solicitation/Recommendation Statement on Schedule 14D-9 (including any amendments or supplements thereto) prior to making any decisions with respect to Electronic Arts’ tender offer because it contains important information. Free copies of the Solicitation/Recommendation Statement on Schedule 14D-9 and the related amendments or supplements thereto that the Company has filed with the SEC are available at the SEC’s website at www.sec.gov. This communication does not constitute an offer to sell or invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to Electronic Arts’ tender offer or otherwise.

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These risks and uncertainties include the matters relating to the Special Committee’s investigation of the Company’s stock option grants and the restatement of our consolidated financial statements. The investigation and conclusions of the Special Committee may result in claims and proceedings relating to such matters, including previously disclosed shareholder and derivative litigation and actions by the Securities and Exchange Commission and/or other governmental agencies and negative tax or other implications for the Company resulting from any accounting adjustments or other factors. Further risks and uncertainties associated with Electronic Arts’ tender offer to acquire the Company’s outstanding shares are as follows: the risk that key employees may pursue other employment opportunities due to concerns as to their employment security with the Company; the risk that the acquisition proposal will make it more difficult for the Company to execute its strategic plan and pursue other strategic opportunities; the risk that the future trading price of our common stock is likely to be volatile and could be subject to wide price fluctuations; and the risk that stockholder litigation in connection with Electronic Arts’ tender offer, or otherwise, may result in significant costs of defense, indemnification and liability. Other important factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007, in the section entitled “Risk Factors,” as updated in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2008, in the section entitled “Risk Factors.” All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made.

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